Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:
July 30, 2026	Ivan Marcuse
The Woodlands, TX	(281) 719-4637
NYSE: HUN

Huntsman Announces Second Quarter 2026 Earnings

Second Quarter Highlights

•	Second quarter 2026 net loss attributable to Huntsman of $6 million compared to a net loss of $158 million in the prior year period; second quarter 2026 diluted loss per share of $0.03 compared to diluted loss per share of $0.92 in the prior year period.

•	Second quarter 2026 adjusted net income attributable to Huntsman of nil compared to adjusted net loss of $34 million in the prior year period; second quarter 2026 adjusted diluted income per share of nil compared to adjusted diluted loss per share of $0.20 in the prior year period.

•	Second quarter 2026 adjusted EBITDA of $120 million compared to $74 million in the prior year period.

•	Second quarter 2026 net cash used in operating activities from continuing operations was $60 million. Free cash flow was a use of cash of $90 million for the second quarter 2026 compared to a source of cash of $55 million in the prior year period.

•	On June 16, 2026, we announced that we signed an agreement to complete an all-stock merger of equals with Olin Corporation.

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts	2026	2025	2026	2025
Revenues	$1,663	$1,458	$3,083	$2,868

Net loss attributable to Huntsman Corporation	$(6)	$(158)	$(59)	$(163)
Adjusted net income (loss)(1)	$-	$(34)	$(35)	$(53)

Diluted loss per share	$(0.03)	$(0.92)	$(0.34)	$(0.94)
Adjusted diluted income (loss) per share(1)	$-	$(0.20)	$(0.20)	$(0.31)

Adjusted EBITDA(1)	$120	$74	$193	$146

Net cash (used in) provided by operating activities from continuing operations	$(60)	$92	$(113)	$21
Free cash flow(2)	$(90)	$55	$(181)	$(52)

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported second quarter 2026 results with revenues of $1,663 million, net loss attributable to Huntsman of $6 million, adjusted net income attributable to Huntsman of nil and adjusted EBITDA of $120 million.

Peter R. Huntsman, Chairman, President, and CEO, commented:

“We delivered a solid quarter, supported by higher volumes across all three segments and pricing actions that offset a significant increase in raw material costs. Improved industrial demand helped counter continued softness in construction. Rising and volatile energy and crude oil related costs, particularly in Europe, remain a headwind, and we will stay focused on additional price increases and cost-reduction initiatives to help offset these pressures.

Our planned merger of equals with Olin Corporation continues to progress at pace. The strong collaboration between our teams reinforces my confidence in our ability to deliver the synergy targets we have outlined. We also expect the combined company to benefit from vertical integration, greater scale, and a stronger financial profile, creating meaningful value for shareholders of both companies. The stockholder vote is scheduled for August 25, 2026, and we are excited about the future of OlinHuntsman.”

Segment Analysis for 2Q26 Compared to 2Q25

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended June 30, 2026 compared to the same period of 2025 was primarily due to higher average selling prices and higher sales volumes. MDI average selling prices increased across all three regions due to improved supply and demand dynamics. MDI sales volumes increased in the Americas and Europe regions. The increase in segment adjusted EBITDA was primarily due to higher average selling prices, higher sales volumes, higher equity earnings from our minority-owned joint venture in China and cost savings achieved from our cost optimization program, partially offset by higher raw materials costs.

Performance Products

The increase in revenues in our Performance Products segment for the three months ended June 30, 2026 compared to the same period of 2025 was primarily due to higher sales volumes and slightly higher average selling prices. Sales volumes increased primarily due to favorable demand in our performance amines business. Average selling prices increased primarily due to higher raw materials costs. The increase in segment adjusted EBITDA was primarily due to higher sales volumes and lower fixed costs achieved from our cost optimization program.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended June 30, 2026 compared to the same period of 2025 was primarily due to higher average selling prices and higher sales volumes. Average selling prices increased primarily due to favorable sales mix and the positive impact of major foreign currency exchange rate movements against the U.S. dollar. Sales volumes increased primarily in our aerospace, power and automotive markets. The increase in segment adjusted EBITDA was primarily due to higher margins and higher sales volumes.

Liquidity and Capital Resources

During the three months ended June 30, 2026, our free cash flow used was $90 million as compared to a source of cash of $55 million in the same period of 2025. As of June 30, 2026, we had approximately $0.9 billion of combined cash and unused borrowing capacity.

During the three months ended June 30, 2026, we spent $30 million on capital expenditures as compared to $37 million in the same period of 2025. During 2026, we expect capital expenditures to be approximately $170 million.

Income Taxes

In the second quarter of 2026, our effective tax rate was 65% and our adjusted effective tax rate was 61%.

Earnings Conference Call Information

We will hold a conference call to discuss our second quarter 2026 financial results on Friday, July 31, 2026, at 10:00 a.m. ET.

Webcast link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=r4UuXqgQ

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, www.huntsman.com/investors. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the third quarter 2026, a member of management is expected to present at:

Seaport Summer Investor Conference, August 18, 2026

UBS Conference, September 9, 2026

Jefferies Industrials Conference, September 10, 2026

Alembic Conference, September 14, 2026

Deutsche Bank Leveraged Finance Conference, September 28, 2026

A webcast of the presentation, if applicable, along with accompanying materials will be available at www.huntsman.com/investors.

Table 1 – Results of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts	2026	2025	2026	2025
Revenues	$1,663	$1,458	$3,083	$2,868
Cost of goods sold	1,418	1,276	2,655	2,485
Gross profit	245	182	428	383
Operating expenses:
Selling, general and administrative	183	160	346	326
Research and development	28	33	57	65
Restructuring, impairment and plant closing costs	9	124	15	125
Gain on sale of business, net	(22)	-	(22)	-
Gain on acquisition of assets, net	-	-	-	(5)
Income associated with litigation matter, net	-	-	-	(33)
Other operating expense (income), net	10	(15)	11	(17)
Total operating expenses	208	302	407	461
Operating income (loss)	37	(120)	21	(78)
Interest expense, net	(23)	(21)	(44)	(40)
Equity in income (loss) of investment in unconsolidated affiliates	5	(2)	10	(1)
Other income, net	7	4	10	7
Income (loss) from continuing operations before income taxes	26	(139)	(3)	(112)
Income tax expense	(17)	(7)	(28)	(22)
Income (loss) from continuing operations	9	(146)	(31)	(134)
(Loss) income from discontinued operations, net of tax	(2)	1	(3)	-
Net income (loss)	7	(145)	(34)	(134)
Net income attributable to noncontrolling interests	(13)	(13)	(25)	(29)
Net loss attributable to Huntsman Corporation	$(6)	$(158)	$(59)	$(163)

Adjusted EBITDA(1)	$120	$74	$193	$146
Adjusted net income (loss)(1)	$-	$(34)	$(35)	$(53)

Basic loss per share	$(0.03)	$(0.92)	$(0.34)	$(0.94)
Diluted loss per share	$(0.03)	$(0.92)	$(0.34)	$(0.94)
Adjusted diluted income (loss) per share(1)	$-	$(0.20)	$(0.20)	$(0.31)

Common share information:
Basic weighted average shares	173	173	173	172
Diluted weighted average shares	173	173	173	172
Diluted shares for adjusted diluted income (loss) per share	174	173	173	172

See end of press release for footnote explanations.

Table 2 -- Results of Operations by Segment

	Three months ended			Six months ended
	June 30,		Better /	June 30,		Better /
In millions	2026	2025	(worse)	2026	2025	(worse)
Segment revenues:
Polyurethanes	$1,079	$932	16%	$2,002	$1,844	9%
Performance Products	283	270	5%	511	527	(3%)
Advanced Materials	313	264	19%	592	513	15%
Total reportable segments' revenues	1,675	1,466	14%	3,105	2,884	8%

Intersegment eliminations	(12)	(8)	N/M	(22)	(16)	N/M

Total revenues	$1,663	$1,458	14%	$3,083	$2,868	7%

Segment adjusted EBITDA(1):
Polyurethanes	$66	$31	113%	$105	$73	44%
Performance Products	37	32	16%	63	62	2%
Advanced Materials	64	45	42%	109	81	35%

N/M = not meaningful

See end of press release for footnote explanations.

Table 3 -- Factors Impacting Sales Revenue

	Three months ended
	June 30, 2026 vs. 2025
	Average selling price(a)
	Local	Exchange	Sales
	currency & mix	rate	volume(b)	Total
Polyurethanes	10%	2%	4%	16%

Performance Products	1%	1%	3%	5%

Advanced Materials	8%	3%	8%	19%

Combined segments	8%	2%	4%	14%

	Six months ended
	June 30, 2026 vs. 2025
	Average selling price(a)
	Local	Exchange	Sales
	currency & mix	rate	volume(b)	Total
Polyurethanes	2%	3%	4%	9%

Performance Products	(2%)	2%	(3%)	(3%)

Advanced Materials	6%	4%	5%	15%

Combined segments	2%	3%	3%	8%

(a) Excludes sales from tolling arrangements, by-products and raw materials.
(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income tax		Net		Diluted income (loss)
	EBITDA		and other expense		income (loss)		per share
	Three months ended		Three months ended		Three months ended		Three months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts	2026	2025	2026	2025	2026	2025	2026	2025
Net income (loss)	$7	$(145)			$7	$(145)	$0.04	$(0.84)
Net income attributable to noncontrolling interests	(13)	(13)			(13)	(13)	(0.07)	(0.08)

Net loss attributable to Huntsman Corporation	(6)	(158)			(6)	(158)	(0.03)	(0.92)
Interest expense, net	23	21
Income tax expense	17	7	$(17)	$(7)
Income tax expense from discontinued operations	-	1
Depreciation and amortization	77	72
EBITDA / Loss (income) from discontinued operations	2	(2)	N/A	N/A	2	(1)	0.01	(0.01)
Release of significant deferred tax asset valuation allowances	-	-	-	(8)	-	(8)	-	(0.05)
Gain on sale of business/assets, net	(22)	-	-	-	(22)	-	(0.13)	-
Expenses associated with the proposed merger	5	-	-	-	5	-	0.03	-
Certain legal and other settlements and related expenses, net	7	1	-	-	7	1	0.04	0.01
Amortization of pension and postretirement actuarial losses	7	7	(1)	-	6	7	0.03	0.04
Restructuring, impairment and plant closing and transition costs	10	125	(2)	-	8	125	0.05	0.72
Adjusted(1)	$120	$74	$(20)	$(15)	-	(34)	$-	$(0.20)

Adjusted income tax expense(1)					20	15
Net income attributable to noncontrolling interests					13	13

Adjusted pre-tax income (loss)(1)					$33	$(6)

Adjusted effective tax rate(3)					61%	(250%)

Effective tax rate					65%	(5%)

			Income tax		Net		Diluted (loss) income
	EBITDA		and other expense		loss		per share
	Six months ended		Six months ended		Six months ended		Six months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts	2026	2025	2026	2025	2026	2025	2026	2025
Net loss	$(34)	$(134)			$(34)	$(134)	$(0.20)	$(0.78)
Net income attributable to noncontrolling interests	(25)	(29)			(25)	(29)	(0.14)	(0.17)

Net loss attributable to Huntsman Corporation	(59)	(163)			(59)	(163)	(0.34)	(0.94)
Interest expense, net from continuing operations	44	40
Income tax expense from continuing operations	28	22	$(28)	$(22)
Income tax expense from discontinued operations(3)	-	1
Depreciation and amortization from continuing operations	150	141
Business acquisition and integration gain and purchase accounting inventory adjustments	-	(5)	-	-	-	(5)	-	(0.03)
EBITDA / Loss (income) from discontinued operations(3)	3	(1)	N/A	N/A	3	-	0.02	-
Establishment of significant deferred tax asset valuation allowances, net	-	-	-	1	-	1	-	0.01
Gain on sale of business/assets, net	(22)	-	-	-	(22)	-	(0.13)	-
Expenses associated with the proposed merger	5	-	-	-	5	-	0.03	-
Loss on early extinguishment of debt	1	-	-	-	1	-	0.01	-
Certain legal and other settlements and related expenses (income), net	11	(32)	-	7	11	(25)	0.06	(0.14)
Amortization of pension and postretirement actuarial losses	14	14	(3)	(2)	11	12	0.06	0.07
Restructuring, impairment and plant closing and transition costs	18	129	(3)	(2)	15	127	0.09	0.74
Adjusted(1)	$193	$146	$(34)	$(18)	(35)	(53)	$(0.20)	$(0.31)

Adjusted income tax expense(1)					34	18
Net income attributable to noncontrolling interests					25	29

Adjusted pre-tax income (loss)(1)					$24	$(6)

Adjusted effective tax rate(4)					142%	(300%)

Effective tax rate					(933%)	(20%)

N/M = not meaningful

N/A = not applicable

See end of press release for footnote explanations.

Table 5 – Balance Sheets

	June 30,	December 31,
In millions	2026	2025
Cash	$346	$429
Accounts and notes receivable, net	880	677
Inventories	935	818
Prepaid expenses	79	94
Other current assets	38	46
Property, plant and equipment, net	2,408	2,486
Other noncurrent assets	2,504	2,465

Total assets	$7,190	$7,015

Accounts payable(5)	$886	$758
Other current liabilities(5)	469	478
Current portion of debt	364	353
Long-term debt	1,723	1,658
Other noncurrent liabilities	819	811
Huntsman Corporation stockholders’ equity	2,692	2,750
Noncontrolling interests in subsidiaries	237	207

Total liabilities and equity	$7,190	$7,015

See end of press release for footnote explanations.

Table 6 – Outstanding Debt

	June 30,	December 31,
In millions	2026	2025
Debt:
Revolving credit facility	$359	$343
Senior notes	1,489	1,488
Amounts outstanding under A/R programs	217	152
Variable interest entities	2	7
Other debt	20	21

Total debt - excluding affiliates	2,087	2,011

Total cash	346	429

Net debt - excluding affiliates(4)	$1,741	$1,582

See end of press release for footnote explanations.

Table 7 – Summarized Statements of Cash Flows

	Three months ended		Six months ended
	June 30,		June 30,
In millions	2026	2025	2026	2025
Total cash at beginning of period	$369	$334	$429	$340
Net cash (used in) provided by operating activities from continuing operations	(60)	92	(113)	21
Net cash used in operating activities from discontinued operations	-	(1)	-	(4)
Net cash provided by (used in) investing activities	22	(38)	(15)	(32)
Net cash provided by financing activities	13	9	43	69
Effect of exchange rate changes on cash	2	3	2	5
Total cash at end of period	$346	$399	$346	$399

Free cash flow(2):
Net cash (used in) provided by operating activities from continuing operations	$(60)	$92	$(113)	$21
Capital expenditures	(30)	(37)	(68)	(73)
Free cash flow from continuing operations(2)	$(90)	$55	$(181)	$(52)

Supplemental cash flow information:
Cash paid for interest	$(38)	$(36)	$(43)	$(44)
Cash paid for income taxes	(10)	(49)	(24)	(61)
Cash paid for restructuring and integration	(16)	(8)	(28)	(11)
Cash paid for pensions	(7)	(8)	(16)	(16)
Depreciation and amortization from continuing operations	77	72	150	141

Change in primary working capital:
Accounts and notes receivable	$(112)	$2	$(223)	$(63)
Inventories	(57)	160	(132)	59
Accounts payable(5)	49	(60)	154	(87)
Total change in primary working capital	$(120)	$102	$(201)	$(91)

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income (loss) because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests; (b) interest expense, net; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses; (f) restructuring, impairment and plant closing and transition costs; and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interests; (b) amortization of pension and postretirement actuarial losses; (c) restructuring, impairment and plant closing and transition costs; and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We may disclose forward-looking adjusted EBITDA because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, net, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted EBITDA represents the forecast net income on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our adjusted EBITDA to differ.

(2)	We believe free cash flow is an important indicator of our liquidity as it measures the amount of cash we generate. Management internally uses free cash flow measure to: (a) evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	We believe the adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate. The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. Please see the reconciliation of our net income to adjusted net income in Table 4 for details regarding the tax impacts of our non-GAAP adjustments.

(4)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

(5)	Certain prior period amounts have been reclassified in the condensed consolidated financial statements to conform to current period presentation.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of diversified chemical products with 2025 revenues of approximately $6 billion from our continuing operations. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 55 manufacturing, R&D and operations facilities in approximately 25 countries and employ approximately 6,000 associates within our continuing operations. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

X: http://www.x.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, divestitures or strategic transactions, including the planned merger of equals with Olin Corporation, statements about the anticipated benefits of the contemplated transaction, including future expected synergies and cost savings related to the contemplated transaction, the plans, objectives, expectations and intentions of Olin, Huntsman or the combined company business trends and any other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "likely," "projects," "outlook," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions and beliefs. In particular, such forward-looking statements are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the Company's operations, markets, products, prices and other factors as discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). Significant risks and uncertainties may relate to, but are not limited to, uncertainties as to the timing of the contemplated merger; uncertainties as to the approval of Huntsman's stockholders and Olin's shareholders required in connection with the contemplated merger; the possibility that the closing conditions to the contemplated merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; the effects of disruption caused by the announcement of the contemplated merger making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that stockholder litigation in connection with the contemplated merger may affect the timing or occurrence of the contemplated merger or result in significant costs of defense, indemnification and liability; ability to refinance existing indebtedness of Huntsman in connection with the contemplated merger; other business effects, including the effects of industry, economic or political conditions outside of the control of the parties to the contemplated merger; transaction costs, high energy costs in Europe, inflation and high capital costs, geopolitical instability, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of the Company's operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in the Company's businesses and to realize anticipated cost savings, and other financial, operational, economic, competitive, environmental, political, legal, regulatory and technological factors. Any forward-looking statement should be considered in light of the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2025, which may be supplemented by other risks and uncertainties disclosed in any subsequent reports filed or furnished by the Company from time to time. All forward-looking statements apply only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

This release may be deemed to be solicitation material in respect of the proposed transaction between Olin Corporation (“Olin”) and Huntsman Corporation (“Huntsman”). In connection with the proposed transaction, Olin and Huntsman have filed and intend to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including, among other filings, an Olin registration statement on Form S-4, as filed on July 2, 2026 and as amended on July 10, 2026 (the “Form S-4”), in connection with the proposed issuance of shares of Olin’s common stock pursuant to the proposed transaction, which Form S-4 contains a joint proxy statement/prospectus of Olin and Huntsman. The registration statement was declared effective by the SEC on July 13, 2026 and Olin filed a prospectus and each of Olin and Huntsman filed a definitive proxy statement, respectively, and commenced mailing the definitive joint proxy statement/prospectus on July 13, 2026 to each of the shareholders of Olin and stockholders of Huntsman entitled to vote on their respective transaction-related proposals at the respective special meetings. INVESTORS AND STOCKHOLDERS OF OLIN AND HUNTSMAN ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC IN THEIR ENTIRETY, INCLUDING THE REGISTRATION STATEMENT AND THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE PARTIES TO THE PROPOSED TRANSACTION AND ANY SOLICITATION. This release is not a substitute for the registration statement, the definitive joint proxy statement/prospectus or any other document that Olin or Huntsman may file with the SEC and send to their respective shareholders and stockholders in connection with the proposed transaction. Investors and securityholders will be able to obtain free copies of the registration statement and the definitive joint proxy statement/prospectus, as each may be amended or supplemented from time to time, and other relevant documents filed with the SEC by Olin and Huntsman from the SEC’s website at http://www.sec.gov, on Olin’s website at https://olin.com under the tab “Investors” and under the heading “SEC Filings” and on Huntsman’s website at https://www.huntsman.com under the tab “Investors” and under the heading “Financials” and subheading “SEC filings.”

Participants in the Solicitation

Olin, Huntsman, their respective directors, executive officers and certain other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from Olin’s shareholders and Huntsman’s stockholders in connection with the proposed transaction. Information about Olin’s directors and executive officers is set forth in Olin’s Proxy Statement on Schedule 14A for its 2026 Annual Meeting of shareholders, which was filed with the SEC on March 20, 2026, its Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on February 20, 2026, its Current Report on Form 8-K, which was filed with the SEC on April 30, 2026, and subsequent statements of changes in beneficial ownership on file with the SEC, including the Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 or Annual Statements of Beneficial Ownership on Form 5 on file with the SEC, including filings made on March 20, 2026, May 5, 2026, May 5, 2026, May 5, 2026, May 5, 2026, May 5, 2026, May 5, 2026, May 5, 2026, May 5, 2026, May 19, 2026, June 3, 2026 and June 18, 2026. Information about Huntsman’s directors and executive officers is set forth in the Huntsman Proxy Statement on Schedule 14A for its 2026 Annual Meeting of stockholders, which was filed with the SEC on March 16, 2026, its Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on February 18, 2026, its Current Report on Form 8-K, which was filed with the SEC since May 1, 2026, and subsequent statements of changes in beneficial ownership on file with the SEC, including the Initial Statement of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 or Annual Statements of Beneficial Ownership on Form 5 on file with the SEC, including filings made on June 3, 2026.

Additional information concerning the interests of potential participants in the solicitation of proxies in connection with the proposed transaction, which may, in some cases, be different than those of Olin’s shareholders or Huntsman’s stockholders generally, are set forth in the registration statement, the definitive joint proxy statement/prospectus and other relevant materials filed with and to be filed with the SEC relating to the proposed transaction. You may obtain these documents free of charge through the website maintained by the SEC at http://www.sec.gov and from the Olin or Huntsman websites described above.

No Offer or Solicitation

This release does not constitute an offer to sell or the solicitation of an offer to buy or exchange any securities or a solicitation of any vote or approval in any jurisdiction. It does not constitute a prospectus or prospectus equivalent document. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.